Kien Huat Realty III Limited SC 13D/A

Exhibit 24

TERM SHEET

This binding term sheet (this “Term Sheet”), dated as of August 5, 2019, is entered into by Kien Huat Realty III Limited (“Kien Huat”), Genting Malaysia Berhad (“GenM”) and Genting (USA) Limited (“Gen USA” and together with Gen M, “Genting,” and Genting together with Kien Huat, the “Parties” and each a “Party”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agree as follows:

Purchase:

Upon the terms set forth herein and subject to the Purchase Conditions:

On the fifth (5th) business day following the satisfaction or waiver of the Purchase Conditions (the “Purchase Date”), Kien Huat shall sell, assign, transfer and convey to Gen USA (or such other entity as Genting and Kien Huat shall mutually agree) (“Purchaser”) and Purchaser shall purchase and accept 13,200,000 shares (the “Purchased Stock”) of common stock of Empire Resorts, Inc. (“Empire”), par value $0.01 (the “Common Stock”), free and clear of any and all liens and, in consideration of the Purchased Stock, Purchaser shall pay to Kien Huat an amount equal to $9.74 per share in cash, by wire transfer of immediately available funds to an account designated in writing by Kien Huat (the “Purchase”), less any applicable withholding taxes.

Joint Proposal:	The Parties hereby agree that, concurrently with the execution of this Term Sheet, the Parties will submit a joint non-binding proposal, set forth in Exhibit A hereto, to the special committee of the board of directors of Empire for the Company (as hereinafter defined) to acquire all of the outstanding equity of Empire not owned by Kien Huat, Purchaser, the Company, and/or their respective affiliates from the holders thereof pursuant to a merger, tender offer or other similar transaction (the “Merger”).

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Company:

Concurrent with or immediately after entry into a definitive agreement with Empire in respect of the Merger (the “Merger Agreement”), the Parties hereby agree: (i) to form a Delaware limited liability company (or other form of entity as the Parties may mutually agree) (the “Company”) and (ii) that Purchaser and Kien Huat enter into an operating agreement (or similar governing document if the Company is not a limited liability company) of the Company to reflect terms that are consistent with this Term Sheet and such other terms as the Parties may agree (the “Definitive Agreement”).

The duration of the Company shall be perpetual and the purpose of the Company shall be to engage in any lawful act or activity for which a limited liability company (or other applicable entity if the Company is not a limited liability company) may be formed under the laws of its jurisdiction of formation, either directly or through one or more subsidiaries. Purchaser shall have the right to designate the Company’s registered office and registered agent and to determine the Company’s place of business.

Except as otherwise required by applicable law, the debts, obligations and liabilities of the Company, however arising, shall be solely the debts, obligations and liabilities of the Company, and the members of the Company (or equivalent persons in the event the Company is not a limited liability company) (the “Members”) shall have no obligation whatsoever for any such debt, obligation or liability of the Company solely by reason of being a Member, regardless of any failure of the Company to observe any corporate (or equivalent) formalities or requirements.

In the event that the Merger Agreement has not been executed prior to the Initial Outside Date, the Merger has not been consummated by the Extended Outside Date or the Merger Agreement has been terminated by the parties thereto, the Parties shall negotiate in good faith to restructure the transactions contemplated hereby and amend this Term Sheet in order to form the Company and implement a transaction that has substantially the same effect as the Purchase, the Common Stock Contributions and the True-Up Contributions prior to the Formation Extended Outside Date such that Purchaser shall own a forty-nine percent (49%) membership interest in the Company and Kien Huat shall own a fifty-one percent (51%) membership interest in the Company.

Definitive Agreement:	In the event that the Parties do not enter into the Definitive Agreement by the date of consummation of the Merger, this Term Sheet shall serve as the Definitive Agreement.

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Capital Contributions upon Merger:

Upon the terms set forth herein and subject to the Contribution Conditions:

Common Stock Contributions

Concurrent with the Merger, Purchaser shall make a capital contribution to the Company of the Purchased Stock, free and clear of any and all liens (the “Purchaser Common Stock Contribution”).

Concurrent with the Purchaser Common Stock Contribution, Kien Huat shall make a capital contribution to the Company of 15,714,606 shares of Common Stock (the “Kien Huat Common Stock”), free and clear of any and all liens (the “Kien Huat Common Stock Contribution”) and, together with the Purchaser Common Stock Contribution, the “Common Stock Contributions”).

Merger Contributions

Concurrent with the Common Stock Contributions, the Members shall each contribute to the Company an amount of cash sufficient to pay such amounts as are due and payable by the Company at the closing of the Merger under the terms of the Merger Agreement (such amounts shall be allocated (i) forty-nine percent (49%), plus an amount equal to $9,429,839.44 (the “True-Up Contribution”) to Purchaser and (ii) fifty-one percent (51%), less an amount equal to the True-Up Contribution, to Kien Huat, subject, in each case (other than with respect to the True-Up Contribution), to adjustment as a result of any limitation on such Members’ (or its affiliates’) ability to do so under law or stock exchange regulations applicable to such Member or such Member’s affiliate), by wire transfer of immediately available funds to an account designated in writing by the Company (the “Cash Contributions” and together with the Common Stock Contributions, the “Contributions”).

Concurrent with, and in consideration for, the Contributions, Purchaser shall receive a forty-nine percent (49%) membership interest in the Company and Kien Huat shall receive a fifty-one percent (51%) membership interest in the Company (subject to any adjustments as set forth in the immediately preceding paragraph).

Equity Commitment Letters

Each Party agrees, at any time from and after the formation of the Company, if requested by Kien Huat, Purchaser shall, and/or if requested by Genting, Kien Huat shall (the party making such request, the “Requesting Party”), enter into an equity commitment letter in customary form with the Company (and of which the Requesting Party shall be a third party beneficiary) obligating such Member to effect the Contributions immediately prior to the consummation of the Merger (an “Equity Commitment Letter”). Upon execution of such an Equity Commitment Letter, except to the extent set forth therein, the obligations of the Party signatory thereto with respect to the Contributions shall be of no further force or effect and shall be superseded entirely by such Equity Commitment Letter.

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Conditions:

The respective obligation of each Party to effect the Purchase is subject to the satisfaction (or waiver by the Party entitled to the benefit thereof) of each of the following conditions (together, the “Purchase Conditions”):

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In the case of both Parties:

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the Parties shall have received or have been deemed to have received all necessary pre-closing authorizations, consents, expirations of waiting periods (including any extensions thereof) and approvals of all Governmental Entities, including any Gaming/Racing Approvals and the expiration of any applicable waiting period (or any extension thereof) in respect of the Hart-Scott Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the “HSR Act”), in connection with the execution, delivery and performance of the Purchase;

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there shall not have occurred, and the Purchase shall not result in, a change of control or equivalent event under any instrument or material agreement of Empire (including any agreement relating to material indebtedness) (any such change of control or equivalent event, a “CoC Event” and this Purchase Condition, the “Purchase CoC Condition”); and

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no provision of law or injunction, order, decree, judgment or ruling shall be in effect that prohibits, restricts or otherwise makes illegal the performance of the Parties’ obligations to effect the Purchase.

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In the case of Kien Huat,

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the representations and warranties of Genting set forth herein shall be true and correct as of the date hereof and as of the Purchase Date as though made on the Purchase Date;

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Genting shall have performed in all material respects all of the covenants and agreements that are required to be performed by them under this Term Sheet at or prior to the Purchase Date; and

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since the date hereof through the Purchase Date, there shall not have occurred any change, development, effect, circumstance, state of facts or event that has had, or would reasonably be expected to have, a Genting Material Adverse Effect.

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In the case of Genting:

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the representations and warranties of Kien Huat set forth herein shall be true and correct as of the date hereof and as of the Purchase Date as though made on the Purchase Date;

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Kien Huat shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Term Sheet at or prior to the Purchase Date; and

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since the date hereof through the Purchase Date, there shall not have occurred any change, development, effect, circumstance, state of facts or event that has had, or would reasonably be expected to have, a Material Adverse Effect.

The respective obligation of each Party to effect the Contributions is subject to the satisfaction (or waiver by the Party entitled to the benefit thereof) of each of the following conditions (together, the “Contribution Conditions” and, together with the Purchase Conditions, the “Conditions”):

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In the case of the Parties:

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the Purchase shall have been consummated prior to, or concurrently with, the Contributions or the Parties shall have agreed to implement the Purchase through the Company as part of the Contribution;

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the Parties shall have received or have been deemed to have received all necessary pre-closing authorizations, consents, expirations of waiting periods (including any extensions thereof) and approvals of all Governmental Entities, including any Gaming/Racing Approvals;

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no provision of law or injunction, order, decree, judgment or ruling shall be in effect that prohibits, restricts or otherwise makes illegal the performance of the Parties’ obligations to effect the Contributions;

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there shall not have occurred, and the Contributions shall not result in, a CoC Event (this Contribution Condition, the “Contribution CoC Condition” and, together with the Purchase CoC Condition, the “CoC Conditions”); and

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the conditions to the Company’s (and, if applicable, its subsidiary’s) obligations to consummate the Merger set forth in the Merger Agreement shall have been satisfied or waived.

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In the case of Kien Huat,

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the representations and warranties of Genting set forth herein shall be true and correct as of the date hereof and as of the date of consummation of the Merger as though made on the date of the consummation of the Merger;

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Genting shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Term Sheet at or prior to the date of the consummation of the Merger; and

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since the date hereof through the date of consummation of the Merger, there shall not have occurred any change, development, effect, circumstance, state of facts or event that has had, or would reasonably be expected to have, a Genting Material Adverse Effect.

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In the case of Genting:

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the representations and warranties of Kien Huat set forth herein shall be true and correct as of the date hereof and as of the date of consummation of the Merger as though made on the date of the consummation of the Merger;

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Kien Huat shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Term Sheet at or prior to the date of the consummation of the Merger; and

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since the date hereof and through the date of the consummation of the Merger, there shall not have occurred any change, development, effect, circumstance, state of facts or event that has had, or would reasonably be expected to have, a Material Adverse Effect.

“Gaming/Racing Approvals” means all licenses, permits or other authorizations required to own, operate and otherwise conduct gambling, gaming, racing, casino or similar operations of Empire issued by any Governmental Entity or under any law which are necessary to permit, in the case of the Purchase Conditions, the Purchase, and in the case of the Contribution Conditions, the Contributions (including, in each case, any approval so that Genting and the Company, as applicable, will not be a “Disqualified Holder” under the Empire certificate of incorporation).

“Genting Material Adverse Effect” means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, would prevent or materially delay, interfere with or hinder (i) the consummation by Genting of the transactions contemplated to be effected hereby on the Purchase Date or the date of consummation of the Merger, as applicable, or (ii) the compliance by the Company with its obligations under this Term Sheet.

“Governmental Entity” means (i) any federal, state, local, municipal, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, public or private arbitrator or arbitral body or anybody exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (ii) any self-regulatory organization or (iii) any subdivision of any of the foregoing.

“Material Adverse Effect” means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the operations, business, assets, properties, liabilities or condition (financial or otherwise) of Empire and Empire’s subsidiaries taken as a whole or (ii) would prevent or materially delay, interfere with or hinder (a) the consummation by Kien Huat of the transactions contemplated to be effected hereby on the Purchase Date or the date of the consummation of the Merger, as applicable, or (b) the compliance by the Company with its obligations under this Term Sheet; provided, however, that subsection (i) of this definition shall only be applicable with respect to the Purchase Conditions.

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Representations and Warranties:

Kien Huat represents and warrants to Genting as of the date hereof, as of the Purchase Date and as of the date of the consummation of the Merger (or if a different date or time is specified in the applicable representation and warranty, as of such date or time):

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Kien Huat has all requisite power and authority to enter into this Term Sheet and to carry out its obligations hereunder and to consummate the transactions contemplated hereby (including all power and authority to sell, assign, transfer and convey (i) all of the Purchased Stock on the Purchase Date and (ii) all of the Kien Huat Common Stock on the date of the consummation of the Merger). Kien Huat is duly organized and existing under the laws of its jurisdiction of organization.

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The execution and delivery by Kien Huat of this Term Sheet, the performance by Kien Huat of its obligations hereunder and the consummation by Kien Huat of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate or other similar action on the part of Kien Huat.

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The execution and delivery by Kien Huat of this Term Sheet and the performance by Kien Huat of its obligations hereunder and the consummation by Kien Huat of the transactions contemplated hereby do not and will not (i) conflict with, or result in the breach of, any organizational documents of Kien Huat, (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time or both, would constitute a default or event of default) under the terms of any contract or agreement to which Kien Huat is a party or (iii) violate, in any material respect, any law applicable to Kien Huat.

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Kien Huat is acquiring an interest in the Company for its own account for the purpose of investment and not with a view to any sale or other disposition of all or any part thereof. Kien Huat is sophisticated in financial matters and capable of evaluating the risks of an investment in the Company and bearing the risk of loss on such investment indefinitely. Kien Huat is an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

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This Term Sheet has been duly and validly executed and delivered by Kien Huat and, assuming due authorization, execution and delivery by Gen M and Gen USA, this Term Sheet constitutes a legal, valid and binding obligation of Kien Huat enforceable against Kien Huat in accordance with its terms, subject to the effects of bankruptcy, insolvency and general principles of equity.

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Kien Huat is, (i) as of the date hereof and as of the date of the Purchase, the beneficial and sole record owner of, and has good, valid and marketable title to, all of the Purchased Stock and (ii) as of the date hereof and as of the date of the consummation of the Merger, the beneficial and sole record owner of and has good, valid and marketable title to, all of the Kien Huat Common Stock), in each case, free and clear of all liens or any other restrictions on transfer other than those set forth in the certificate of incorporation of Empire.

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Tan Sri Lim Kok Thay beneficially owns, has, for at least three years prior to the date hereof, beneficially owned, and will, through the date of the Contributions, beneficially own, all outstanding shares of Kien Huat.

Genting represents and warrants to Kien Huat as of the date hereof, as of the Purchase Date and as of the date of consummation of the Merger (or if a different date or time is specified in the applicable representation and warranty, as of such date or time):

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Genting has all requisite power and authority to enter into this Term Sheet and to carry out its obligations hereunder and consummate the transactions contemplated hereby. Each of Gen M and Gen USA is duly organized and existing under the laws of their respective jurisdictions of organization.

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The execution and delivery by each of Gen M and Gen USA of this Term Sheet, the performance by Gen M and Gen USA of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been (or, if the Purchaser is not Gen USA, will be) duly authorized and approved by all requisite corporate or other similar action on the part of Gen M and Purchaser.

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The execution and delivery by Gen M and Gen USA of this Term Sheet and the performance by Gen M and Gen USA of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby do not and will not (i) conflict with, or result in the breach of, any organizational documents of Gen M or Purchaser, (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time or both, would constitute a default or event of default) under the terms of any contract or agreement to which Gen M or Purchaser is a party or (iii) violate, in any material respect, any law applicable to Gen M or Purchaser.

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Purchaser is acquiring an interest in the Company for its own account for the purpose of investment and not with a view to any sale or other disposition of all or any part thereof. Purchaser is sophisticated in financial matters and capable of evaluating the risks of an investment in the Company and bearing the risk of loss on such investment indefinitely. Purchaser is an “accredited investor” within the meaning of Regulation D of the Securities Act.

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This Term Sheet has been duly and validly executed and delivered by Gen M and Gen USA and, assuming due authorization, execution and delivery by Kien Huat, this Term Sheet constitutes a legal, valid and binding obligation of each of Gen M and Gen USA enforceable against Gen M and Gen USA in accordance with its terms.

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Subject to the consummation of the Purchase and the accuracy of Kien Huat’s corresponding representation and warranty set forth above, as of the date of the consummation of the Merger, Purchaser will be the beneficial and sole record owner of, and have good, valid and marketable title to, all of the Purchased Stock, free and clear of all liens or any other restrictions on transfer other than those set forth in the certificate of incorporation of Empire.

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Genting Malaysia Berhad beneficially owns all outstanding securities of Purchaser. Tan Sri Lim Kok Thay has been for three years prior to the date hereof, and will be through the Contributions, a director of Gen USA.

Restructuring:	In the event that any circumstance, facts or events occur during the term of this Term Sheet or are identified by the Parties, including during the due diligence investigation of Empire, that would (i) result in a CoC Event or (ii) impact in a material respect (a) the valuation (as of the date hereof) in respect of the Purchased Stock, or (b) the benefits that the Parties anticipate to recognize (as of the date hereof) in connection with the Purchase, the Contribution and the Merger (any matter described in clause (a) or (b), a “Material Issue”), then the Parties shall negotiate in good faith to restructure the transactions contemplated hereby and to amend this Term Sheet in a mutually acceptable manner that preserves, to the maximum extent practicable, the economic and legal substance of the transactions contemplated hereby in order to, in respect of a CoC Event, prevent such CoC Event and satisfy the applicable CoC Condition and, in respect of any Material Issue, resolve such Material Issue.

Capital Adjustment:

Without Gen M’s prior written consent, in no event shall Purchaser or any affiliate of Gen M own fifty percent (50%) or greater of the membership interests in the Company following the Contributions (the “Genting Ownership Limit”). In the event that any capital contribution by Purchaser pursuant to the Contributions shall result in Genting exceeding the Genting Ownership Limit, Purchaser shall reduce any such contribution (and, if necessary, Kien Huat shall increase its contribution) such that, following such contribution, Purchaser shall own less than the Purchaser Ownership Limit (the “Adjusted Equity Contribution”) and Purchaser shall have no further obligation to fund any amounts in excess of the Adjusted Equity Contribution in respect of such Contribution.

In the event that, at any time, a transaction or series of transactions is proposed by the Company or any Member that would result in Purchaser exceeding the Purchaser Ownership Limit, at Purchaser’s option, the Company shall, immediately prior to the consummation of such transaction or series of transactions, redeem an amount of membership interests held by Purchaser, at fair market value, that shall result in Purchaser owning less than the Genting Ownership Limit immediately following the consummation of such transaction or series of transactions.

Purchaser Obligations:	Gen M hereby agrees to cause Purchaser to comply with all of Purchaser’s obligations hereunder. Any breach by Purchaser of its obligations hereunder shall be deemed a breach by Gen M of its obligations hereunder. Upon the occurrence of any breach of an obligation hereunder, Kien Huat may proceed directly and at once, without further notice, against Gen M hereunder, without proceeding against Purchaser, or against any other person. In the event that Purchaser is an entity other than Gen USA, any obligation of Gen USA may be performed by Purchaser.

Distributions:	All distributions by the Company shall be allocated to the Members pro rata in accordance with the Members’ relative ownership of membership interests.

Voting:	All decisions regarding the operations of the Company, and any proposed Merger, shall be made by unanimous agreement of the Members.

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Pre-Emptive Rights:	The Members shall have preemptive rights over any issuance of securities by the Company and any subsidiary of the Company, except with respect to any issuance (i) in connection with a debt financing, (ii) as consideration in any merger, acquisition or similar transaction, (iii) as consideration in a joint venture or any other strategic transaction, (iv) in connection with any split, subdivision, conversion, exercise or dividend in respect of membership interests, (vi) to the Company or a wholly owned subsidiary of the Company or (vii) issuances pursuant to the Contributions.

Transfer Restrictions:

No Member shall transfer any membership interests in the Company to any person other than a Controlled Affiliate, and no transferee other than a Controlled Affiliated shall be admitted as a member of the Company, without, in each case, the prior written consent of the other Members; provided that, as a condition of such transfer, such Controlled Affiliate shall execute a joinder agreement to this Term Sheet, the terms of which shall be mutually agreed by the Parties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” means, with respect to any Member, any other person that is Controlled by, or under common Control of, such Member.

Fiduciary Duties; Business Opportunity:	The Parties hereby disclaim, and shall cause the Company to disclaim, all fiduciary duties of Members to the fullest extent permitted by law. Each Member shall be entitled to engage in any transactions or business, including those competing with the Company or its subsidiaries or which may constitute a corporate opportunity in which the Company or its subsidiaries has an interest or expectation.

Information Rights:

Each Member shall have customary information rights with respect to the Company and its subsidiaries, including unaudited monthly and quarterly financial statements, audited annual financial statements, and customary inspection and other rights to information reasonably requested.

The Parties shall cause the Company and its subsidiaries to provide each Member with any information that such Member shall require in order to satisfy its reporting obligations under any applicable law.

Operations Agreement:	Immediately following consummation of the Merger, the Parties shall use reasonable best efforts to cause the Company or one of its Controlled Affiliates to enter into an agreement with Gen M or one of its Controlled Affiliates pursuant to which Gen M (or such Controlled Affiliate) shall provide certain customary operational and management services to the Company and its Controlled Affiliates, on arm’s length terms that shall be mutually agreed by the Parties in good faith, subject to any limitations arising under the Company’s or its subsidiaries’ indebtedness.

Cooperation:	Upon the terms and subject to the conditions of this Term Sheet and in accordance with applicable law, each Party shall cooperate with the other Party and use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the Conditions to be satisfied and to consummate the transactions contemplated by this Term Sheet as promptly as practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described herein, (ii) to make or obtain, as applicable (and to cooperate with the other Party to make or obtain, as applicable), any consents, approvals, registrations, authorizations, waivers, permits, orders, filings, notifications and other confirmations of any Governmental Entity, including any Gaming/Racing Approvals and the expiration of any applicable waiting period (or any extension thereof) in respect of the HSR Act and (iii) to execute and deliver any additional instruments necessary to consummate the transaction described herein.

Expenses:	Each Party shall bear its own fees and expenses, including legal, accounting, broker or finder, due diligence and financial advisory fees in connection with this Term Sheet and the transactions contemplated hereby.

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Termination:

This Term Sheet may be terminated and the transactions contemplated hereby abandoned as follows, in which case this Term Sheet shall become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto and all rights and obligations of the Parties shall cease (provided, that the provisions regarding Expenses, Termination, Entire Agreement, Severability, No Third Party Beneficiaries, Notices, Non-Reliance and Governing Law shall survive any such termination in accordance with the terms thereof and that no such termination shall relieve any Party of liability for any breach occurring prior such termination):

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at any time, by the mutual written consent of the Parties;

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by either Party upon written notice to the others, if the Merger has not been consummated by 11:59 p.m. New York time on October 31, 2019 (as it may be extended, the “Initial Outside Date”); provided, that the right to terminate this Term Sheet shall not be available to any Party who shall have breached its obligations under this Term Sheet in any material respect and such breach shall have caused the failure to consummate the transactions contemplated by this Term Sheet by the Initial Outside Date; provided, further, that, if a Merger Agreement is executed prior to the Initial Outside Date, the Initial Outside Date shall be extended until the outside date (or other equivalent date) under the Merger Agreement (as it may be extended, the “Extended Outside Date”); provided, further, that if the transactions contemplated hereby have not been consummated by (i) the Initial Outside Date (if the Merger Agreement has not been executed on or prior to the Initial Outside Date), (ii) the Extended Outside Date (if the Merger Agreement has been executed on or prior to the Initial Outside Date) or (iii) the date of termination of the Merger Agreement (the “Termination Date”), the Initial Outside Date, in the case of (i), or the Extended Outside Date, in the case of (ii) or (iii), shall be extended until a date that is three months after the Initial Outside Date, the Extended Outside Date or the Termination Date, as applicable (the “Formation Extended Outside Date”) solely to permit the completion of the steps contemplated by the last paragraph under “Company” above and to permit the consummation of the transactions contemplated thereby;

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at any time prior to the effectiveness of the Contributions, by Kien Huat upon written notice to Gen M or Gen USA that there has been a material violation or breach by Gen M or Gen USA of any covenant, representation or warranty contained in this Term Sheet, such that any condition to the obligations of Kien Huat would not be satisfied and such violation or breach has not been waived by Kien Huat or cured by Gen M or Purchaser no later than the earlier to occur of twenty (20) business days following written notice of such breach and the Initial Outside Date, the Extended Outside Date or the Formation Extended Outside Date, as applicable; provided that Kien Huat may not so terminate if it has breached its obligations under this Term Sheet in any material respect and such breach shall have caused a failure of any Condition of Genting to be satisfied;

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at any time prior to the effectiveness of the Contributions, by Gen M or Gen USA upon written notice to Kien Huat that there has been a material violation or breach by Kien Huat of any covenant, representation or warranty contained in this Term Sheet, such that any condition to the obligations of Genting would not be satisfied and such violation or breach has not been waived by Genting or cured by Kien Huat no later than the earlier to occur of twenty (20) business days following written notice of such breach and the Initial Outside Date, the Extended Outside Date or the Formation Outside Date, as applicable; provided that Genting may not so terminate if it has breached its obligations under this Term Sheet in any material respect and such breach shall have caused a failure of any Condition of Kien Huat to be satisfied; and

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subject to the proviso contained in this clause, at any time prior to the effectiveness of the Contributions, by either Party in the event that a Governmental Entity of competent jurisdiction shall have issued an injunction, order, decree, judgment or ruling (“Order”), enjoining or otherwise prohibiting consummation of any transaction contemplated by this Term Sheet and such Order shall have become final and non-appealable; provided that no Party may terminate any obligations regarding the Purchase under this clause unless such Order enjoins or otherwise prohibits consummation of the Purchase.

Securities Law Filings:	The Parties shall cooperate, in good faith, with respect to any filings required to be made of any Party or the Company under the Malaysian securities laws, the United States federal securities laws, including the Securities Act and the Securities and Exchange Act of 1934, as amended, or under the requirements of any stock exchange.

FIRPTA Certificate:	Kien Huat will provide Genting with a FIRPTA certificate reasonably acceptable to Genting to establish that no U.S. withholding tax is required in connection with the transactions contemplated by this Term Sheet.

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Assignment:	Neither this Term Sheet nor any of the rights, interests or obligations under this Term Sheet shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties (consent to be provided in each such Party’s sole discretion); provided that, following the formation of the Company, the Parties may assign this Term Sheet to any Controlled Affiliate, but the assigning Party shall remain liable for all obligations of the assigning Party and the assignee in connection with any such assignment. Any assignment in contravention of the foregoing sentence shall be null and void.

Entire Agreement:	This Term Sheet constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all other understandings and agreements with respect to such subject matter.

Amendment:	This Term Sheet shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.

Waivers:	No waiver shall be enforceable hereunder unless such waiver is given in writing and signed by the Party against whom such waiver is sought to be enforced. No failure or delay of any Party in exercising any right or remedy under this Term Sheet shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by any other Party of any provision of this Term Sheet shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Severability:	If any provision of this Term Sheet or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

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No Third Party Beneficiaries:

This Term Sheet shall be binding on the Parties hereto solely for the benefit of each other Party and nothing set forth in this Term Sheet, express or implied, shall be construed to confer any benefit, rights or remedies upon any other person.

Non-Reliance:	Each Party agrees that, in entering into this Agreement, it is relying solely upon the representations and warranties set forth herein and not on any other representations or warranties.

Notices:	All notices or other communications under this Term Sheet shall be in writing and shall be deemed to be duly given when (i) delivered in person, (ii) on the date received, if sent by a nationally recognized delivery or courier service or (iii) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the addresses set forth on the signature page hereto.

Governing Law; Remedies:

This Term Sheet shall be governed and construed in all respects by the laws of the State of Delaware, without regard to conflicts of law principles that would have the effect of giving effect to the laws of another jurisdiction. Each of the Parties (i) consent to submit itself to the personal jurisdiction of the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts of Delaware) in connection with any dispute that arises out of this Term Sheet, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Term Sheet in any court other than the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts of Delaware) unless venue would not be proper under rules applicable in such courts. Notwithstanding the previous sentence, a Party may commence any such action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Each Party agrees that service of summons, complaint or other process in connection with any such action may be made in the manner set forth in the “Notices” provision of this Term Sheet and that such service shall be as effective as if personally made in the State of Delaware.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS TERM SHEET.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Term Sheet were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in the event of any actual or threatened breach by a Party of any of the provisions of this Term Sheet, the other Parties shall be entitled to equitable relief in addition to all other remedies available at law or in equity. Each of the Parties hereby further waives (i) any defense in any action for injunctive relief that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

No Partnership:	The Parties intend that the contractual relationship established pursuant to this Term Sheet shall not constitute a partnership, joint venture or limited liability company and that no Party shall be a partner, joint venturer or member with any other Party by virtue of this Term Sheet for any purpose (except in the event this Term Sheet becomes the Definitive Agreement pursuant to, and in accordance with, the paragraph hereof entitled “Definitive Agreement,” in which case a limited liability company will be formed pursuant to this Term Sheet upon the filing of a certificate of formation of the Company in the office of the Secretary of State of the State of Delaware and Kien Huat and the Purchaser will become Members of the Company), and neither this Term Sheet nor any other document entered into by the Parties relating to the subject matter hereof shall be construed to suggest otherwise.

11

IN WITNESS WHEREOF, the Parties have duly executed this Term Sheet as of the date first above written.

GENTING MALAYSIA BERHAD

By:	/s/ Dato’ Sri Lee Choong Yan

Name: Dato’ Sri Lee Choong Yan
Title: President & Chief Operating Officer

Address:
Genting Malaysia Berhad
c/o 24th Floor Wisma Genting
Jalan Sultan Ismail
Kuala Lumpur
Malaysia

GENTING (USA) LIMITED

By:	/s/ Dato’ Sri Lee Choong Yan

Name: Dato’ Sri Lee Choong Yan
Title: Director

Address:
Genting (USA) Limited
c/o Genting Malaysia Berhad
24th Floor Wisma Genting
Jalan Sultan Ismail
Kuala Lumpur
Malaysia

[Signature Page to Term Sheet]

KIEN HUAT REALTY III LIMITED

By:	/s/ Yap Chong Chew

Name: Yap Chong Chew
Title: Authorized Signatory

Address:
Kien Huat Realty III Limited
c/o 21st Floor Wisma Genting
Jalan Sultan Ismail
Kuala Lumpur
Malaysia

[Signature Page to Term Sheet]

EXHIBIT A

JOINT PROPOSAL